Exhibit 10.12

AMENDED AND RESTATED PROMISSORY NOTE

March 19, 2010	$ 2,500,000

FOR VALUE RECEIVED, NEW CORE HOLDING, INC., a Florida corporation (“Issuer”), promises to pay to the order of JOHN ARANOWICZ (“Lender”), the principal amount of $2,500,000 (Two Million Five Hundred Thousand Dollars), together with interest thereon from and after the date hereof at the rate hereinafter provided.

The said principal and interest shall be payable in lawful money of the United States of America in the following manner:

(i)	Accrued interest only shall be due and payable on the fifth (5th) day of each calendar month following the date hereof and preceding the Maturity Date (as hereinafter defined);

(ii)	A principal payment of $300,000 shall be due and payable thirty (30) days after the Merger Date (as hereinafter defined);

(iii)	A principal payment of $500,000 shall be due and payable six (6) months after the Merger Date;

(iv)	A second principal payment of $500,000 shall be due and payable on the first anniversary of the Merger Date; and

(v)	The entire unpaid principal balance hereof, plus all then-accrued and unpaid interest thereon, shall be due and payable in full on the second anniversary of the Merger Date (the “Maturity Date”).

As used in this Agreement, the term “Merger Date” means the date on which Issuer is merged with and into Rurbanc Data Services, Inc., an Ohio Corporation (“RDSI”), or an entity wholly owned by RDSI.

Except as otherwise provided in the next succeeding paragraph, at all times from and after the date hereof, interest shall accrue on principal outstanding hereunder at the rate of twelve percent (12%) per annum until the Merger Date and at the rate of nine and one-half percent (9.5%) per annum thereafter.

If any of the principal payments called for in clauses (ii), (iii) or (iv) above (each, an “Interim Principal Payment”) is not paid in full when due, then, in any such instance, commencing on the due date of such Interim Principal Payment, and continuing until such Interim Principal Payment is paid in full, interest shall accrue on the entire principal balance outstanding hereunder at the rate of twelve percent (12%) per annum.  In addition, for all periods from and after the earlier of (x) the date of an Acceleration Declaration (as hereinafter defined), if any, and (y) the Maturity Date, interest shall accrue on the entire principal balance outstanding hereunder at the rate of twelve percent (12%) per annum.

If any of the following events shall occur (each, an “Event of Default”), the holder hereof may declare (any such declaration, an “Acceleration Declaration”) the entire unpaid principal and accrued and unpaid interest on this Amended and Restated Promissory Note (this “Note”) immediately due and payable, by a notice in writing to the Issuer:

(a)           Default in the remittance of any payment of interest called for under clause (i) above when such payment becomes due and payable on this Note, and continuance of such default for a period of five (5) days;

(b)           A judgment is rendered against the Issuer which would have a material adverse effect on the business, properties or financial condition of the Issuer, and, within sixty (60) days after entry thereof, such judgment is not discharged or execution thereof stayed pending appeal, or within sixty (60) days after expiration of any such stay, such judgment is not discharged;

(c)           The institution by the Issuer or proceedings to be adjudicated a bankrupt or insolvent, or the consent by it to institution of bankruptcy or insolvency proceedings against it or the filing by it of a petition or answer or consent seeking reorganization or release under the Federal Bankruptcy Act, or any other applicable federal or state law, or the consent by it to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee, or other similar official, of the Issuer, or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due or the taking of action by the Issuer in furtherance of any such action; or

(d)           If, within thirty (30) days after the commencement of an action against the Issuer seeking any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action shall not have been dismissed or all orders or proceedings thereunder affecting the operations or the business of the Issuer stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if, within thirty (30) days after the appointment without the consent or acquiescence of the Issuer of any trustee, receiver or liquidator of the Issuer or of all or any substantial part of the properties of the Issuer, such appointment shall not have been vacated.

If any Event of Default shall occur and be continuing, the holder of this Note may proceed to protect and enforce its rights under this Note by exercising such remedies as are available to such holder in respect thereof under applicable law, either by suit in equity or by action at law, or both.  No remedy conferred by the terms of this Note upon the holder hereof is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.

This Note may not be amended, waived or modified without the written consent of the holder of this Note.  This Note may be prepaid by Issuer, in whole or in part, at any time without the consent of the holder hereof and without premium or penalty of any kind.

This Note is the Promissory Note referred to in that certain Agreement Concerning Amendment and Restructuring of Existing Financing Arrangements by and between Lender and Issuer dated as of March 19, 2010.

This Note shall be construed and enforced in accordance with the local laws of the State of Florida, without reference to conflict of laws provisions.

IN WITNESS WHEREOF, the undersigned has executed this Note with proper authorization and intent to bind the Issuer hereto.

WITNESS:	NEW CORE HOLDINGS, INC.

___________________________________	By: /s/ John Aranowicz

___________________________________	Its: President and CEO
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